Exhibit 99.1

ARES MANAGEMENT, CANADA PENSION PLAN INVESTMENT BOARD AND GOLD/SCHIFFER FAMILY COMPLETE ACQUISITION OF 99¢ ONLY STORES

City of Commerce, CA– January 13, 2012– 99¢ Only Stores® (NYSE: NDN) (the “Company”) today announced  the completion of its acquisition by affiliates of Ares Management LLC, Canada Pension Plan Investment Board (“CPPIB”) and the Gold/Schiffer Family for $22.00 per share in cash.

The transaction was approved by the affirmative vote of more than 82.46% of the outstanding shares of the Company’s common stock at a special meeting of shareholders held on January 12, 2012.  The Company’s common stock will be delisted from the New York Stock Exchange.

Lazard Freres & Co. LLC acted as financial advisor to the Special Committee of the Company, and Morrison & Foerster LLP acted as the Special Committee’s legal counsel.  Guggenheim Securities, LLC and Skadden, Arps, Slate, Meagher & Flom LLP acted as advisors to the Gold/Schiffer family.  RBC Capital Markets, BMO Capital Markets and Deutsche Bank Securities provided committed financing for the transaction.  Proskauer Rose LLP acted as legal advisor to the acquirer and Ares, and Torys LLP acted as legal advisor to CPPIB.  Munger, Tolles & Olson LLP acted as counsel to the Company.

About the Company

Founded in 1982, 99¢ Only Stores® currently operates 292 extreme value retail stores consisting of 214 stores in California, 36 in Texas, 29 in Arizona, and 13 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.

About Ares Management LLC

Ares Management LLC is a global alternative asset manager and SEC registered investment adviser with approximately $47 billion of committed capital under management and approximately 480 employees as of December 31, 2011. The firm is headquartered in Los Angeles with professionals also located across the United States, Europe and Asia and has the ability to invest in all levels of a company’s capital structure — from senior debt to common equity. The firm’s investment activities are managed by dedicated teams in its Private Equity, Private Debt and Capital Markets investment platforms. Ares Management was built upon the fundamental principle that each platform benefits from being part of the greater whole. This multi-asset class synergy provides its professionals with insights into industry trends across the globe, access to significant deal flow and the ability to assess relative value.

The Ares Private Equity Group pursues majority or shared-control investments, principally in middle market companies with strong business franchises and in situations where its capital can serve as a catalyst for growth. Ares Management’s private equity senior partners average more than 20 years of experience investing in, controlling, advising, and restructuring companies.

For additional information, visit www.aresmgmt.com.

About Canada Pension Plan Investment Board

CPPIB is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At September 30, 2011, the CPP Fund totaled C$152 billion, of which C$25 billion was invested in private equity. For more information about CPPIB, please visit www.cppib.ca.

Contacts:

For 99¢ Only Stores: Angela Thurstan, (323) 881-1272

For Ares Management LLC: Bill Mendel, Mendel Communications, (212) 397-1030,
bill@mendelcommunications.com

For Canada Pension Plan Investment Board: Linda Sims, Director, Media Relations, (416) 868-8695,
lsims@cppib.ca